Nortek, Inc.
Selected Financial Data from Projected Condensed Consolidated Statements of Operations
(Unaudited, $ in millions)

	FISCAL YEAR ENDING
	2013	2014

Net sales	2,345.3	2,466.3
Cost of sales	1,691.1	1,774.5
Gross profit	654.2	691.8

Selling, general and administrative expenses	460.4	481.8
Intangible asset amortization	42.2	42.2
Operating profit	151.6	167.8

Memo: Adjusted EBITDA
Operating profit	151.6	167.8
Amortization	42.2	42.2
Depreciation	38.9	39.7
Adjusted EBITDA	232.7	249.7

Memo: Additional Information
Capital Expenditures	34.4	36.8
Net Working Capital	286.5	305.0
Increase in Net Working Capital	16.4	18.5